UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 27, 2014

GLOBAL HEALTHCARE REIT, INC.

 (Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

       3050 Peachtree Road NW, Suite 355, Atlanta GA  30305

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (404) 549-4293

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01	ACQUISITION OF ASSETS

ACQUISITION OF SCOTTSBURG HEALTHCARE CENTER

Effective January 27, 2014, the Company consummated a Membership Interest Purchase Agreement providing for the purchase from Georgia Healthcare REIT, Inc., for nominal consideration ($10.00) of a 67.5% membership interest in Wood Moss, LLC (“Wood Moss”).  Georgia Healthcare REIT, Inc. is a private corporation solely owned by Christopher Brogdon.   The other 32.5% membership interest in Wood Moss is owned by Scottsburg Investors, LLC (“Scottsburg Investors”).  Scottsburg Investors sold an aggregate of $500,000 in promissory notes to its members, and used the proceeds to extend a loan to Wood Moss evidenced by a 13% $500,000 unsecured note payable by Wood Moss.

Wood Moss owns 100% of the Scottsburg Healthcare Center (“Scottsburg”), a 99 bed skilled nursing facility situated on 3.58 acres in Scottsburg, Indiana. The purchase price paid by Wood Moss for Scottsburg was $3.415 million, consisting of $500,000 from Scottsburg Investors and a conventional first mortgage in the principal amount of $2.915 million.

Scottsburg is leased to Waters of Scottsburg, an affiliate of Infinity HealthCare Management under an operating lease that expires December 31, 2014.  Base rent under the lease was $31,000 per month through December 31, 2013 and increased to $32,000 per month beginning January 1, 2014.

ITEM 9.01:       EXHIBITS

(a)

Financial Statements

None.  The Company has determined that the acquisition of membership interests of Wood Moss, LLC did not constitute the purchase of a “business” within the meaning of Rule 11-01(d) of Regulation S-X.

If the Company determines that financial statements of Waters of Scottsburg, the operating lessee, are required under the guidance of Financial Reporting Manual 2340,  such financial statements will be filed within 75 days of January 27, 2014 pursuant to Item 9.01(a)(4) of Form 8-K.

(b)

Pro Forma Financial Information

Pursuant to the provisions of Item 9.01(b)(2) of Form 8-K,  pro forma financial information giving effect to the purchase of the 67.5% Membership Interest in Wood Moss, LLC will be filed within 75 days of January 27, 2014.

(c)

Exhibits

Item	Title
10.1	Membership Interest Purchase Agreement

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc. (Registrant)

Dated: January 30, 2014	/s/Christopher Brogdon_________ Christopher Brogdon, President